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                                                                     EXHIBIT 5.1

                                December 1, 1997

McAfee Associates, Inc.
2805 Bowers Avenue
Santa Clara, California 95051

      RE:         REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 2, 1997, in connection with the registration under the Securities Act of 1933, as amended, of (i) 3,400,000 shares of Common Stock to be issued under the Company's 1997 Stock Incentive Plan, (ii) 3,647,052 shares of your Common Stock to be issued under Network General Corporation's 1989 Stock Option Plan, (iii) 178,139 shares of your Common Stock to be issued under Network General Corporation's 1989 Outside Director Stock Option, and (iv) 23,791 shares of your Common Stock to be issued under Cinco Networks, Inc. 1997 Stock Incentive Plan (collectively the "Shares) (collectively the "Plans").

      As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans, and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                                   Sincerely,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation

                                   /s/ WILSON SONSINI GOODRICH & ROSATI